Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

Ryder Reports Record Fourth Quarter and Full-Year 2014 Results and Provides 2015 Forecast

•	Record Q4 Comparable EPS from Continuing Operations Up 19% to $1.60

•	Q4 EPS from Continuing Operations of $0.22 Reflect Voluntary Pension Buyouts of $1.29

•	Record Q4 Operating Revenue of $1.4 Billion Grows 5%; Total Revenue Up 2% to $1.7 Billion

•	Record Full-Year Comparable EPS from Continuing Operations Up 14% to $5.58

•	Full-Year EPS from Continuing Operations of $4.14 Reflect Voluntary Pension Buyouts

•	Record Full-Year Operating Revenue of $5.5 Billion Up 5%; Total Revenue Grows 3% to $6.6 Billion

•	2015 Comparable EPS Forecast of $6.25 to $6.40 vs. $5.58 for 2014

MIAMI, February 3, 2015 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management and supply chain solutions, today reported record fourth quarter comparable earnings reflecting continued strong performance in Fleet Management Solutions (FMS). Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended December 31, 2014 were as follows:

(in millions)	Earnings			Diluted EPS
	2014	2013	% Change	2014	2013	% Change
GAAP	$ 11.7	65.9	(82%)	$ 0.22	$1.24	(82%)
Pension costs, primarily buyouts	69.6	6.3		1.32	0.11
Other charges, net	3.6	(0.1)		0.06	---
Comparable	$ 84.9	72.1	18%	$ 1.60	$1.35	19%

The Company reported record fourth quarter operating revenue (revenue excluding FMS fuel and all subcontracted transportation), reflecting higher full service lease revenue, growth in commercial rental revenue, as well as new business and increased volumes in Supply Chain Solutions (SCS). Total fourth quarter revenue growth was impacted by lower fuel prices passed through to customers. Operating and total revenue for the three months ended December 31, 2014 were as follows:

(in millions)	Operating Revenue			Total Revenue
	2014	2013	% Change	2014	2013	% Change
Total	$ 1,415.4	1,344.7	5%	$ 1,656.3	1,617.7	2%
Fleet Management Solutions	$ 930.8	875.7	6%	$ 1,152.5	1,135.5	2%
Supply Chain Solutions	$ 546.3	525.9	4%	$ 618.4	598.7	3%

Commenting on the Company’s fourth quarter and full-year 2014 performance, Ryder Chairman and CEO Robert Sanchez said, “We closed 2014 with strong performance in Fleet Management Solutions, especially in our core lease and rental product lines. We were also encouraged that our Supply Chain Solutions business returned to both revenue and earnings growth in the fourth quarter.
“For the full-year 2014, we grew operating revenue by 5% and earnings by 16%, achieving new record levels. We exceeded our expectations with full-year organic lease fleet growth of 3,200 vehicles, the highest growth rate in more than a decade. This represents the third consecutive year of organic lease fleet growth. Our transactional rental and used vehicle sales businesses delivered strong returns throughout the year. Fleet Management Solutions pre-tax margins of 12% were the highest in six years.
“We continued to see strong sales activity through the end of the year, and as such we have entered 2015 well positioned for growth. We continue to benefit from improving economic conditions in North America, which is our primary market. We are making meaningful progress on our strategy to penetrate non-outsourced transportation and logistics markets, supported by ongoing macro-trends that favor outsourcing.”

Fourth Quarter Business Segment Operating Results
Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the fourth quarter of 2014 was $930.8 million, up 6% compared with the year-earlier period. Total revenue in the fourth quarter of 2014 was $1.15 billion, up 2% compared with the year-earlier period, as operating revenue growth was partially offset by the impact of lower fuel prices. Full service lease revenue increased 5% due to higher prices on replacement vehicles and growth in the fleet size. The number of full service lease vehicles (excluding U.K. trailers) increased by 3,200 from the year-earlier period and grew by 2,200 vehicles sequentially from the third quarter of 2014. Commercial rental revenue improved 10% reflecting increased demand and higher pricing in North America. Fuel services revenue decreased 15%, primarily reflecting lower fuel prices passed through to customers.
FMS earnings before tax were $122.5 million in the fourth quarter of 2014, up 25% compared with $98.2 million in the same period of 2013. Increased earnings primarily reflect strong commercial rental performance and higher full service lease results. Commercial rental performance improved as a result of increased demand and higher pricing in North America. Rental power fleet utilization was 80.1% for the fourth quarter, up from 78.9% in the year-earlier period, on a 7% larger average fleet. Full service lease results benefited from lower depreciation associated with increased residual values and growth in the fleet size. Used vehicle sales benefited from stronger pricing, partially offset by lower volumes sold. FMS earnings before tax as a percentage of operating revenue were 13.2% in the fourth quarter of 2014, up 200 basis points from 11.2% in the same quarter a year ago.

Supply Chain Solutions
In the SCS business segment, fourth quarter 2014 operating revenue (revenue excluding subcontracted transportation) was $546.3 million, up 4%, and total revenue was $618.4 million, up 3%, compared with the same quarter a year ago. SCS operating revenue grew as a result of new business and increased volumes, partially offset by automotive business lost earlier in the year, lower fuel costs passed through to customers, and the negative impact of foreign exchange.
SCS earnings before tax of $33.7 million increased 2% in the fourth quarter of 2014 compared with $32.9 million in 2013 due to new business and higher volumes. These improvements were partially offset by higher insurance costs. SCS earnings before tax as a percentage of operating revenue were 6.2% in the fourth quarter of 2014, down from 6.3% in the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2014, CSS costs were $64.0 million, up from $58.0 million in the year-earlier period, primarily driven by planned higher investments in information technology and marketing, as well as higher compensation-related expenses.

Pension and Other Items Excluded from Comparable Earnings
In the fourth quarter of 2014, the Company reduced the size and potential future volatility of its U.S. pension plan obligation by offering former employees a one-time option to receive a lump sum distribution of their vested benefits. The offer was made to approximately 11,000 former employees and was accepted by approximately 60%. As a result, the Company settled $259 million, or 12% of its U.S. pension obligation. All distributions were funded using existing plan assets. The transaction resulted in the immediate recognition of $97.2 million ($61.3 million after tax), or $1.16 per diluted share, of previously unrecognized actuarial losses. This non-cash charge is excluded from comparable earnings.

Fourth quarter comparable results also excluded other charges of $11.3 million ($6.9 million after tax) or $0.13 per diluted share in 2014 and $1.6 million ($0.9 million after tax) or $0.01 per diluted share in 2013, associated with multi-employer pension plan settlement charges.
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $2.5 million ($1.4 million after tax) or $0.03 per diluted share in the fourth quarter of 2014, down from $9.0 million ($5.3 million after tax) or $0.10 per diluted share in the year-earlier period. The decrease was primarily due to higher-than-expected asset returns in 2013.
Comparable fourth quarter 2014 results also excluded pre-tax restructuring and other charges of $2.8 million ($1.8 million after tax), or $0.03 per diluted share and acquisition-related tax adjustments related to prior years of $1.8 million (before and after tax), or $0.03 per diluted share. The Company expects these restructuring actions to produce savings beginning in 2015.

Income Taxes
The Company’s effective income tax rate from continuing operations for the fourth quarter of 2014 was 15.1% of pre-tax earnings, compared with 32.5% in the year-earlier period. The Company’s fourth quarter 2014 comparable effective income tax rate was 34.4% of comparable earnings before tax, versus 33.3% in the prior year. The increase in the comparable effective income tax rate was due to increased earnings in higher tax rate jurisdictions.

Capital Expenditures
Capital expenditures from continuing operations increased to $2.30 billion for 2014, compared with $2.18 billion in the same period of 2013. The increase in capital expenditures primarily reflects planned investments in the commercial rental fleet. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.68 billion in 2014 including increased proceeds from vehicle sales and a vehicle sale-leaseback transaction, down from $1.73 billion in the same period of 2013.

Cash Flow
Operating cash flow from continuing operations in 2014 was $1.37 billion, up from $1.22 billion in the same period of 2013 due to higher cash-based earnings. Total cash generated from continuing operations (including proceeds from used vehicle sales) in 2014 was $2.06 billion, compared with $1.75 billion in the same period of 2013. The increase in total cash generated included a $126 million sale-leaseback transaction. Free cash flow from continuing operations in 2014 was negative $202 million and better than expected due to timing of cash payments, compared with negative $386 million for the same period of 2013.

Leverage
Balance sheet debt as of December 31, 2014 increased by $320 million compared with year-end 2013, due to investments in vehicles to fund growth, dividends, and share repurchases. Balance sheet debt to equity as of December 31, 2014 was 248% compared with 221% at year-end 2013. Total obligations to equity as of December 31, 2014 were 258% compared with 226% at year-end 2013. Approximately 23 percentage points of the increase reflected a higher pension equity charge, due to annual pension assumption updates made at year end. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

2015 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “In 2015, we expect to continue our strong momentum and deliver record results with increasing revenue growth and double-digit earnings improvement. We anticipate strong performance in our Fleet Management Solutions business with an accelerating organic growth rate in our full service lease fleet. We are excited to expand our new on-demand maintenance product to more large fleet customers, based on strong interest during the pilot phase. We expect our dedicated solution to realize significant revenue and earnings growth and Supply Chain Solutions earnings performance to recover nicely in 2015.
“We plan to make significant investments to grow the business this year, with a focus on efficient use of capital. Our return on capital spread and return on equity are expected to reach record levels in 2015.”
Ryder forecasts full-year 2015 comparable earnings from continuing operations to be in the range of $6.25 to $6.40 per diluted share, up 12% to 15% from $5.58 per diluted share in 2014. Full-year earnings comparisons exclude pension costs and other restructuring charges of $0.25 per diluted share in 2015, and $1.44 in 2014 as previously disclosed. Operating revenue (which starting in 2015 excludes all fuel and subcontracted transportation) for the full-year 2015 is forecast to be up 7% to approximately $5.64 billion. Total revenue for the full-year 2015 is forecast to be up 3% to approximately $6.84 billion. The Company is also establishing a first quarter 2015 comparable earnings forecast of $0.95 to $1.00 per diluted share, up 3% to 9% from $0.92 in the first quarter of 2014. This reflects continuing solid lease, dedicated, and used vehicle results, partially offset by lower contributions from supply chain earnings earlier in the year, and challenging year-over-year rental comparisons. First quarter earnings comparisons exclude pension costs and other restructuring charges of $0.08 per diluted share in 2015.

Supplemental Company Information

Fourth Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended December 31, 2014 were $0.21 versus $1.22 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.01 ($0.4 million) in the fourth quarter of 2014, compared with a loss of $0.02 ($1.3 million) in the same period of the prior year. Net earnings for the fourth quarter of 2014 were $11.3 million versus $64.6 million in the year-earlier period.

Full-Year 2014 Operating Results
Total revenue for the full-year 2014 was $6.64 billion, up 3% from $6.42 billion in 2013. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the full-year 2014 was $5.55 billion, up 5% from $5.27 billion in 2013. Ryder’s full-year 2014 earnings from continuing operations were $220.5 million, down 9% compared with $243.2 million in the prior year. Earnings per diluted share from continuing operations were $4.14 in 2014, down 11% compared with $4.63 in 2013. Comparable full-year 2014 earnings from continuing operations of $297.1 million increased 16% from $256.6 million in 2013. Comparable earnings per diluted share from continuing operations for the full-year 2014 were $5.58, up 14% from $4.88 in 2013.
Net earnings per diluted share (including discontinued operations) for the full-year 2014 were $4.11 versus $4.53 in 2013. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.03 in 2014, compared with a loss of $0.10 in the prior year. Net earnings were $218.6 million in 2014 versus $237.8 million in the prior year.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety, and financing options.

•
Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue growth, earnings performance, lease fleet growth, sales activity, performance in our existing and new product lines, including full service lease, supply chain solutions, and on-demand maintenance, strategic investments, used vehicle sales, and anticipated capital expenditures. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of higher pricing, fluctuations in market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including operating revenue, comparable earnings and earnings per share, comparable earnings per share forecast, comparable earnings before income tax, comparable tax rate, adjusted return on capital, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures. Refer to Appendix - Non-GAAP Financial Measures for more information about the non-GAAP financial measures contained in this presentation. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, February 3, 2015, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG9867895 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-217-1707 (outside U.S. dial 1-402-220-3902), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

8-15

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2014 and 2013
(In millions, except per share amounts)

	Three Months		Twelve Months
	2014	2013	2014	2013

Lease and rental revenues	$759.2	713.2	$2,939.4	2,770.0
Services revenue	728.3	704.3	2,911.5	2,819.7
Fuel services revenue	168.8	200.2	787.9	829.6
Total revenues	1,656.3	1,617.7	6,638.8	6,419.3

Cost of lease and rental	515.2	489.6	2,039.3	1,928.9
Cost of services	608.8	590.1	2,447.9	2,359.9
Cost of fuel services	162.5	195.8	768.3	814.1
Other operating expenses	30.0	31.4	126.6	131.7
Selling, general and administrative expenses	222.8	209.8	817.0	790.7
Pension lump sum settlement expense	97.2	—	97.2	—
Gains on vehicle sales, net	(30.0)	(27.5)	(126.8)	(96.2)
Interest expense	35.8	34.9	142.1	137.2
Miscellaneous income, net	(2.4)	(3.8)	(13.6)	(15.4)
Restructuring and other charges (recoveries), net	2.4	(0.2)	2.4	(0.5)
	1,642.5	1,520.1	6,300.2	6,050.4

Earnings from continuing operations before income taxes	13.8	97.6	338.5	368.9
Provision for income taxes	2.1	31.7	118.1	125.7
Earnings from continuing operations	11.7	65.9	220.5	243.2
Loss from discontinued operations, net of tax	(0.4)	(1.3)	(1.9)	(5.4)
Net earnings	$11.3	64.6	$218.6	237.8

Earnings (loss) per common share - Diluted
Continuing operations	$0.22	1.24	$4.14	4.63
Discontinued operations	(0.01)	(0.02)	(0.03)	(0.10)
Net earnings	$0.21	$1.22	$4.11	4.53

Earnings per share information - Diluted
Earnings from continuing operations	$11.7	65.9	$220.5	243.2
Less: Distributed and undistributed earnings allocated to nonvested stock	—	(0.5)	(0.9)	(2.2)
Earnings from continuing operations available to common stockholders	$11.7	65.4	$219.6	241.0

Weighted-average shares outstanding - Diluted	53.0	52.7	53.0	52.1

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$0.22	1.24	$4.14	4.63
Non-operating pension costs	0.03	0.10	0.10	0.28
Pension lump sum settlement expense	1.16	—	1.16	—
Pension settlement charges	0.13	0.01	0.14	0.03
Restructuring and other charges (recoveries), net	0.03	—	0.03	(0.01)
Acquisition-related tax adjustment	0.03	—	0.03	—
Acquisition transaction costs	—	—	0.01	—
Benefit from tax law change	—	—	(0.03)	—
Superstorm Sandy recoveries	—	—	—	(0.01)
Foreign currency translation benefit	—	—	—	(0.04)
Comparable EPS from continuing operations*	$1.60	1.35	$5.58	4.88
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2014	December 31, 2013

Assets:
Cash and cash equivalents	$50.1	61.6
Other current assets	1,026.1	1,000.9
Revenue earning equipment, net	6,994.4	6,490.8
Operating property and equipment, net	696.4	633.8
Other assets	905.7	916.6
	$9,672.7	9,103.8

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$12.2	259.4
Other current liabilities	1,081.4	971.7
Long-term debt	4,497.0	3,930.0
Other non-current liabilities (including deferred income taxes)	2,262.6	2,045.9
Shareholders' equity	1,819.5	1,896.7
	$9,672.7	9,103.8

SELECTED KEY RATIOS AND METRICS

	December 31, 2014	December 31, 2013

Debt to equity	248%	221%
Total obligations to equity *	258%	226%
Effective interest rate (average cost of debt)	3.2%	3.5%

	Twelve months ended December 31,
	2014	2013

Cash provided by operating activities from continuing operations	$1,370.0	1,223.1
Free cash flow *	(202.1)	(386.2)
Capital expenditures paid	2,259.2	2,140.5

Capital expenditures (accrual basis)	2,298.2	2,184.2
Less: Proceeds from sales (primarily revenue earning equipment)	(497.0)	(452.4)
Less: Sale and leaseback of revenue earning equipment	(125.8)	—
Net capital expenditures	$1,675.4	1,731.8

	Twelve months ended December 31,
	2014	2013

Return on average shareholders' equity	11.3%	14.9%
Return on average assets	2.3%	2.8%
Adjusted return on capital *	5.8%	5.7%
Weighted average cost of capital	4.7%	4.7%
* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2014 and 2013
(Dollars in millions)

	Three Months			Twelve Months
	2014	2013	B(W)	2014	2013	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$582.2	555.4	5%	$2,276.4	2,177.4	5%
Contract maintenance	47.7	43.3	10%	184.6	180.3	2%
Contractual revenue	630.0	598.8	5%	2,461.0	2,357.7	4%
Commercial rental	230.9	209.2	10%	877.0	789.5	11%
Contract-related maintenance	52.1	50.0	4%	221.5	205.3	8%
Other	17.9	17.8	—%	71.1	72.0	(1)%
Fuel	221.7	259.8	(15)%	1,025.2	1,070.2	(4)%
Total Fleet Management Solutions	1,152.5	1,135.5	2%	4,655.8	4,494.7	4%
Supply Chain Solutions	618.4	598.7	3%	2,461.1	2,383.1	3%
Eliminations	(114.6)	(116.4)	2%	(478.1)	(458.5)	(4)%
Total revenue	$1,656.3	1,617.7	2%	$6,638.8	6,419.3	3%

Operating Revenue: *
Fleet Management Solutions	930.8	875.7	6%	$3,630.5	3,424.5	6%
Supply Chain Solutions	546.3	525.9	4%	2,157.1	2,063.9	5%
Eliminations	(61.7)	(56.9)	(8)%	(240.8)	(217.8)	(11)%
Total operating revenue	$1,415.4	1,344.7	5%	$5,546.8	5,270.5	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	122.5	98.2	25%	$434.0	344.0	26%
Supply Chain Solutions	33.7	32.9	2%	122.4	130.0	(6)%
Eliminations	(11.6)	(9.7)	(20)%	(41.4)	(35.5)	(17)%
	144.6	121.5	19%	515.0	438.5	17%
Unallocated Central Support Services	(15.2)	(13.5)	(13)%	(51.7)	(45.5)	(14)%
Non-operating pension costs	(2.5)	(9.0)	73%	(9.8)	(24.3)	60%
Restructuring and other (charges) recoveries, net and other items	(113.1)	(1.4)	NM	(115.0)	0.2	NM
Earnings from continuing operations
before income taxes	13.8	97.6	(86)%	338.5	368.9	(8)%
Provision for income taxes	2.1	31.7	93%	118.1	125.7	6%
Earnings from continuing operations	$11.7	65.9	(82)%	$220.5	243.2	(9)%
* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2014 and 2013
(Dollars in millions)

	Three Months			Twelve Months
	2014	2013	B(W)	2014	2013	B(W)

Fleet Management Solutions

Total revenue	1,152.5	1,135.5	2%	$4,655.8	4,494.7	4%
Fuel revenue	(221.7)	(259.8)	(15)%	(1,025.2)	(1,070.2)	(4)%
Operating revenue *	$930.8	875.7	6%	$3,630.5	3,424.5	6%

Segment earnings before income taxes	$122.5	98.2	25%	$434.0	344.0	26%

Earnings before income taxes as % of total revenue	10.6%	8.6%		9.3%	7.7%

Earnings before income taxes as % of operating revenue*	13.2%	11.2%		12.0%	10.0%

Supply Chain Solutions

Total revenue	$618.4	598.7	3%	$2,461.2	2,383.1	3%
Subcontracted transportation	72.1	72.8	(1)%	304.0	319.2	(5)%
Operating revenue *	$546.3	525.9	4%	$2,157.1	2,063.9	5%

Segment earnings before income taxes	$33.7	32.9	2%	$122.4	130.0	6%

Earnings before income taxes as % of total revenue	5.4%	5.5%		5.0%	5.5%

Earnings before income taxes as % of operating revenue*	6.2%	6.3%		5.7%	6.3%

Memo:
Dedicated services operating revenue *	$310.9	309.6	—%	$1,261.6	1,212.0	4%
Dedicated services subcontracted transportation	34.0	34.1	—%	138.4	138.5	—%
Dedicated services total revenue	344.9	343.7	—%	1,400.0	1,350.4	4%

Fuel costs	$58.5	67.1	13%	$262.2	269.3	3%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

					Change 2014/2013
	Three months ended December 31,		Year ended December 31,		Three Months	Twelve Months
	2014	2013	2014	2,013

Full service lease
Average fleet count	124,200	122,000	123,400	121,400	2%	2%
End of period fleet count	125,500	122,900	125,500	122,900	2%	2%
Miles/unit per day change - % (a)	2.8%	0.6%	1.7%	2.2%

Commercial rental
Average fleet count	40,400	38,200	39,800	37,700	6%	6%
End of period fleet count	39,900	38,200	39,900	38,200	4%	4%
Rental utilization - power units	80.1	78.9%	77.6%	78.3%	120 bps	(70) bps
Rental rate change - % (b)	2.8%	4.4%	4.2%	3.0%

Customer vehicles under
contract maintenance
Average fleet count	41,600	37,400	39,500	37,700	11%	5%
End of period fleet count	42,400	37,400	42,400	37,400	13%	13%

Customer vehicles under
transactional maintenance (c)
Fleet serviced during the period	5,600	5,000	17,000	10,600	12%	60%

SCS
Average fleet count (d)	12,600	12,200	12,600	12,000	3%	5%

Used vehicle sales (UVS)
Average UVS inventory	5,600	8,000	6,500	9,100	(30)%	(29)%
End of period fleet count	5,500	7,900	5,500	7,900	(30)%	(30)%
Used vehicles sold	4,600	5,700	20,700	23,400	(19)%	(12)%
UVS pricing change - % (e)
Tractors	17%	(1)%	12%	(4)%
Trucks	19%	2%	15%	5%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under transactional on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Total revenue	$1,656.3	1,617.7	$6,638.8	6,419.3
Fuel services and subcontracted transportation revenue	(293.9)	(332.5)	(1,329.3)	(1,389.4)
Fuel eliminations	53.0	59.5	237.4	240.6
Operating revenue *	$1,415.4	1,344.7	$5,546.8	5,270.5

DEBT TO EQUITY RECONCILIATION	December 31, 2014	% to Equity	December 31, 2013	% to Equity

On-balance sheet debt	$4,509.2	248%	$4,189.4	221%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	193.4		94.5
Total obligations *	$4,702.6	258%	$4,283.9	226%

CASH FLOW RECONCILIATION	Year ended December 31,
	2014	2013

Net cash provided by operating activities from continuing operations	$1,370.0	1,223.1
Proceeds from sales (primarily revenue earning equipment)	497.0	452.4
Sale and leaseback of revenue earning equipment	125.8	—
Collections on direct finance leases	65.5	70.7
Insurance recoveries and other	(1.3)	8.2
Total cash generated *	2,057.0	1,754.3
Capital expenditures	(2,259.2)	(2,140.5)
Free cash flow *	$(202.1)	(386.2)

RETURN ON CAPITAL RECONCILIATION	Year ended December 31,
	2014	2013

Net earnings (12-month rolling period)	$218.6	237.8
+ Restructuring and other items	115.0	(0.2)
+ Income taxes	118.2	125.7
Adjusted earnings before income taxes	451.7	363.3
+ Adjusted interest expense	144.7	140.1
- Adjusted income taxes	(213.8)	(177.3)
= Adjusted net earnings for ROC (numerator)	$382.6	326.1

Average total debt	$4,505.2	3,950.5
Average off-balance sheet debt	131.5	131.3
Average shareholders' equity	1,926.0	1,594.0
Adjustment to equity (c)	7.8	(2.1)
Adjusted average total capital (denominator)	$6,570.4	5,673.8

Adjusted ROC *	5.8%	5.7%
Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.
RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Twelve Months
	2014			2014
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,656.3	—	$1,656.3	$6,638.8	—	$6,638.8

Cost of lease and rental	515.2	—	515.2	2,039.3	—	2,039.3
Cost of services	608.8	—	608.8	2,447.9	—	2,447.9
Cost of fuel services	162.5	—	162.5	768.3	—	768.3
Other operating expenses	30.0	—	30.0	126.6	—	126.6
Selling, general and administrative expenses (a) (b)	222.8	(16.0)	206.9	817.0	(25.1)	791.9
Pension lump sum settlement expense	97.2	(97.2)	—	97.2	(97.2)	—
Gains on vehicle sales, net	(30.0)	—	(30.0)	(126.8)	—	(126.8)
Interest expense	35.8	—	35.8	142.1	—	142.1
Miscellaneous income, net	(2.4)	—	(2.4)	(13.6)	—	(13.6)
Restructuring and other charges (recoveries), net	2.4	(2.4)	—	2.4	(2.4)	—
	1,642.5	(115.6)	1,527.0	6,300.2	(124.7)	6,175.5
Earnings from continuing operations before income taxes	13.8	115.6	129.4	338.5	124.7	463.3
Provision for income taxes (c)	(2.1)	(42.4)	(44.5)	(118.1)	(48.1)	(166.2)
Earnings from continuing operations	11.7	73.2	84.9	220.5	76.6	297.1

Tax rate on continuing operations	15.1%		34.4%	34.9%		35.9%

Earnings per common share - Diluted:
Continuing operations	$0.22	1.38	$1.60	$4.14	1.44	$5.58

	Three Months			Twelve Months
	2013			2013
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,617.7	—	$1,617.7	$6,419.3	—	$6,419.3

Cost of lease and rental	489.6	—	489.6	1,928.9	—	1,928.9
Cost of services (d)	590.1	—	590.1	2,359.9	0.6	2,360.5
Cost of fuel services	195.8	—	195.8	814.1	—	814.1
Other operating expenses	31.4	—	31.4	131.7	—	131.7
Selling, general and administrative expenses (a) (b)	209.8	(10.5)	199.3	790.7	(27.1)	763.6
Gains on vehicle sales, net	(27.5)	—	(27.5)	(96.2)	—	(96.2)
Interest expense	34.9	—	34.9	137.2	—	137.2
Miscellaneous income, net (e)	(3.8)	—	(3.8)	(15.4)	1.9	(13.5)
Restructuring and other recoveries, net	(0.2)	0.2	—	(0.5)	0.5	—
	1,520.1	(10.3)	1,509.8	6,050.4	(24.1)	6,026.3
Earnings from continuing operations before income taxes	97.6	10.3	107.9	368.9	24.1	393.0
Provision for income taxes (c)	(31.7)	(4.2)	(35.8)	(125.7)	(10.7)	(136.5)
Earnings from continuing operations	65.9	6.1	72.1	243.2	13.4	256.6

Tax rate on continuing operations	32.5%		33.3%	34.1%		34.7%

Earnings per common share - Diluted:
Continuing operations	$1.24	0.11	$1.35	$4.63	0.25	$4.88

Notes regarding adjustments:
(a)
Fourth quarter and full year 2014 include non-operating pension costs of ($2.5) and ($9.8) respectively. Fourth quarter and full year 2013 include non-operating pension costs of ($9.0) and ($24.3) respectively, which includes a charge for the understatement of pension obligations.

(b)
Fourth quarter and full year 2014 include pension settlement charges of ($11.3) and ($12.6) respectively. Fourth quarter and full year 2014 include acquisition-related tax adjustment of ($1.8) and consulting fees of ($0.4). Full year 2014 also includes acquisition transaction costs of ($0.6). Fourth quarter and full year 2013 include pension settlement charges of ($1.6) and ($2.8) respectively.

(c)	Tax impact of comparable earnings items. Full year 2014 also includes a tax benefit related to a tax law change in New York.
(d)	Superstorm Sandy recoveries.
(e)	Foreign currency translation benefit.
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	First Quarter 2015	Full Year 2015
EPS from continuing operations	$0.87 - 0.92	$6.00 - 6.15
Non-operating pension costs	0.06	0.21
Restructuring and other charges, net	0.02	0.04
Comparable EPS from continuing operations forecast*	$0.95 - 1.00	$6.25 - 6.40

	Three Months		Twelve Months
	2014	2013	2014	2013

Depreciation expense	$270.2	249.4	$1,040.3	957.1
Subcontracted transportation	$72.1	72.8	$304.0	319.2

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.